EXHIBIT 3.8

CERTIFICATE OF AMENDMENT

OF
CERTIFICATE OF INCORPORATION
OF
QLOGIC CORPORATION
a Delaware Corporation
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

      QLogic Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), through its duly authorized officer and by authority of its Board of Directors, does hereby certify:

      (1) In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, at a meeting of the Board of Directors of the Corporation held on June 21, 2000, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that the second sentence of the first paragraph of ARTICLE IV: “Authorized Capital Stock,” of this Corporation’s Certificate of Incorporation be amended and restated to read in its entirety as follows:

“The amount of total authorized capital stock of the corporation is 501,000,000 shares, divided into 500,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share.”

      (2) That thereafter, pursuant to resolution of its Board of Directors, in accordance with Section 242 of the General Corporation Law of the State of Delaware, the Corporation’s stockholders approved the foregoing amendment by the necessary number of shares of capital stock of the corporation, as required by statute and by the Certificate of Incorporation, at the annual meeting of stockholders held September 18, 2000, which was held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

      (3) That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Thomas R. Anderson, its duly authorized officer, this 28th day of September, 2000.

QLOGIC CORPORATION

By: /s/ Thomas R. Anderson

Thomas R. Anderson,
Vice President and Chief Financial Officer